UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Opiant Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

Indivior PLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On December 19, 2022, the Richmond Times-Dispatch (“RTD”) published an article that includes information about Indivior PLC’s (“Indivior”) proposed acquisition of Opiant Pharmaceuticals, Inc. (“Opiant”).

Previously, RTD contacted Indivior for comment, and the article includes a quote from the Company.

Indivior files the RTD article pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended.

Important Information for Investors and Stockholders

This communication does not constitute a solicitation of any vote or approval. Opiant intends to file with the SEC and mail to its stockholders a definitive proxy statement in connection with the proposed transactions. OPIANT’S STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT OPIANT AND THE PROPOSED MERGER. Investors and stockholders may obtain copies of the proxy statement and other documents filed with the SEC by Opiant (when they became available) free of charge from the SEC’s website at www.sec.gov or by accessing Opiant’s website at www.opiant.com. Copies of the documents filed with the SEC by Indivior (when they become available) may be obtained free of charge from the SEC’s website at www.sec.gov or by accessing Indivior’s website at www.indivior.com.

Participants in the Merger Solicitation

Indivior, Opiant, and certain of their directors, executive officers and employees may be considered participants in the solicitation of proxies from Opiant’s stockholders with respect to the proposed transactions. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of Opiant’s stockholders in connection with the proposed merger and a description of their direct and indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement that Opiant intends to file with the SEC when it becomes available. Information about Indivior’s directors and executive officers is set forth in Indivior’s Annual Report and Accounts 2021 available at www.indivior.com. Information about Opiant’s directors and executive officers is set forth in Opiant’s definitive proxy statement for its 2022 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2022. These documents may be obtained as indicated above.

Cautionary Statement Regarding Forward-Looking Statements

Statements included in these communications that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements, and are based on our current beliefs and expectations. These forward-looking statements include, without limitation, statements regarding the proposed acquisition of Opiant, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined businesses and any other statements regarding events or developments that we believe or anticipate will or may occur in the future.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These factors include risks and uncertainties related to, among other things: uncertainties as to the timing of the Merger; the possibility that competing acquisition proposals will be made; the inability to complete the Merger due to the failure to obtain Opiant’s stockholder adoption of the Merger Agreement or the failure to satisfy other conditions to completion of the Merger, including required regulatory clearances or approvals; the potential that the expected benefit and opportunities of the transaction, if completed, may not be realized or may take longer to realize than expected; the risk that OPNT003 does not receive FDA approval in the expected timeline, or at all; challenges inherent in product research and development, including uncertainty of clinical successes and obtaining regulatory approval and challenges to patents; the failure of the transaction to close for any other reason; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, customers, vendors and other business partners; the risk that stockholder litigation in connection with the Merger may result in significant delay or costs of defense, indemnification and liability; diversion of management’s attention from ongoing business concerns and other risks and uncertainties that may affect future results of the combined company, including the risks described in Indivior’s Annual Report and Accounts 2021 and Opiant’s Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2022.

All forward-looking statements are qualified in their entirety by this cautionary statement and neither Indivior or Opiant undertake any obligation to revise or update this report to reflect events or circumstances after the date hereof, except as required by law.

RICHMOND TIMES-DISPATCH

Chesterfield-based Indivior targets spot at top of addiction treatment industry,

carries lingering legal troubles

By Sean Jones, Business Reporter, Richmond Times-Dispatch, Richmond, VA, December 19, 2022 – A Richmond-area pharmaceutical company is targeting a place at the top of the addiction treatment industry.

Indivior PLC made a name for itself in the space by commercializing Suboxone, one of the most widely used drugs in the treatment of opioid use disorder.

The company could become more influential in the industry after the announcement of a planned merger with the developer of Narcan, a widely used drug to recover from opioid overdoses. The move could see the company create more rescue medications and treatment drugs for opioid use disorder and other addictions.

Chesterfield County-based Indivior heads into that new future while carrying the burden of significant litigation. It is currently battling a class action suit where 41 states, including Virginia, have accused it of a scheme to keep generics makers from entering the addictions market.

The company stopped U.S. distributions of the Suboxone tablet in 2013 and later stopped marketing its Suboxone film. It then moved to a new product in 2017, Sublocade, which is now one of the leading treatments for opioid addiction.

Indivior CEO Mark Crossley said the drug was “paradigm shifting” in its strength as a treatment for opioid dependency.

The once-monthly buprenorphine injectable works by blocking the reward sensation from opioids. Patients also only need to take the medication once a month, rather than daily.

“It takes patient choices down from 365 choices a year, down to 12 choices a year,” Crossley said. “It occupies receptors in the brain so if someone were to have a moment of weakness, and use an opioid of abuse, it can’t get to the receptor because the buprenorphine is occupying it.”

Having been first approved by the Food and Drug Administration in 2017, Sublocade has become the company’s biggest current asset, accounting for $244 million of its total $791 million in 2021 revenue. Public documents show that Indivior expects those sales to increase to between $360 million and $400 million by the end of 2022.

That portfolio is on the cusp of growing even larger, beyond just drugs for the treatment of opioids, but the treatment of other substance use disorders. The company plans to sell recovery drugs for people going through a drug overdose.

Indivior recently announced its intention to acquire Opiant Pharmaceuticals Inc. for a reported $145 million, pending regulatory and shareholder approval. Opiant is best known for creating Narcan, a widely used reversal agent for opioid overdoses. The nasal spray has become a go-to for first responders during the continued opioid epidemic.

Opiant is in the late stage of researching a new rescue medication that’s expected to push the boundary of overdose recovery drugs even further. Indivior said the product, currently named OPNT003, is a stronger version of Narcan. The nalmefene-based medicine occupies the brain’s receptors far longer than the naloxone-based Narcan.

OPNT003 is targeted as a recovery drug for more powerful, synthetic opioids like fentanyl, which has fast become the largest source of opioid overdoses across the country.

“Fentanyl has a half-life somewhere around eight hours,” Crossley said. “Someone could take fentanyl and they could fall back into respiratory distress later on because naloxone’s half-life is about two hours. Nalmefene’s is about 11.”

Crossley called OPNT003 a potential “game changer” in the area of rescue and recovery.

Indivior isn’t stopping at medicines only for opioid addiction and recovery. It also has its sights set on helping with overuse of alcohol and marijuana. Crossley said the merger with Opiant is attractive for its entire pipeline of products it’s researching.

Indivior already has one product targeted at cannabis use disorder. Opiant is then researching a product on the recovery side called Drinbant. The nasal spray is designed to bring users out of a state of intoxication from cannabis.

Potency of marijuana has been increasing over the decades with the use of selective plant breeding and the introduction of more concentrated forms of THC, the psychoactive chemical in cannabis.

The number of cannabis users continues to grow as legislation for legal and medicinal sales passes around the country. A market analysis report from Grand View Research put the global market value for legal marijuana at $13.2 billion in 2021 ($9.2 billion in the U.S.), rising to $102.2 billion by 2030.

“There’s a need as people have shifted their lifestyles to regular use throughout the day,” Crossley said. “Then there are side effects whether it’s psychosis after but also just a lack of drive in day-to-day life; your quality of life starts to fall off as you become more and more addicted.”

Indivior is then targeting releases of drugs for alcohol use disorders. One such product in the Opiant pipeline is a nasal spray that could be used to help deal with cravings. The spray could be used before going into a high-risk situation, like happy hour with friends at a bar, and it would reduce cravings to drink.

Most of these drugs are still in clinical trials and would require stockholders as well as regulatory approval of the company’s merger with Opiant.

While leaping into a world of new addictions and treatments, Indivior is still carrying the burden of some major litigations.

In 2020, the company’s former CEO Shaun Thaxter pleaded guilty to charges related to the company’s marketing of its under-the-tongue Suboxone film and was sentenced to six months in jail. Those charges stemmed from incidents in the state of Massachusetts only.

The company notes that Thaxter made that plea in his personal capacity and that it related to a set of facts in Massachusetts alone.

A year before that, the company — then called Reckitt Benckiser — agreed to pay a $1.4 billion settlement over its marketing of Suboxone. According to the indictment, Indivior had promoted the film version of its Suboxone product to medical professionals like physicians and pharmacists, saying they were safer around children even though such a claim was never established.

The company is now fighting a class action suit against over 41 states claiming that the company executed a “product hop” scheme to keep generic competitors from entering the Suboxone market.

Virginia Attorney General Jason Miyares said in a statement earlier this year that the company’s efforts to block generic versions of its medication “caused purchasers to pay artificially high prices for a leading opioid addiction treatment, making access to recovery more difficult for Virginians while putting more money into the pockets of the manufacturers amid a national opioid crisis.”

The allegations claim that Indivior — still then a division of Reckitt Benckiser — attempted to withdraw its Suboxone tablets from the market as the tablets approached the end of market exclusivity and that the company tried to replace them with a new proprietary Suboxone film.

The suit also says Indivior later influenced insurance companies into favoring its Suboxone film to make generics more expensive for patients and that the company later delayed collaborating with generic-makers on a required drug safety program, which purposefully delayed generic market entry.

Most of the actions from these allegations took place between 2009 and 2012. A federal court in Pennsylvania ruled in August this year that the class action suit could move forward. A date for that trial is yet to be set.

The company admitted to anticompetitive behaviors but maintained that the plaintiffs didn’t show that those behaviors negatively impacted the broader market, increased average prices paid or that consumers were unwilling to pay more for the film.

Crossley noted that he couldn’t comment in great detail on any of the specific allegations in the suit.

“The key here is that these allegations relate to activity that occurred a very long time ago,” he said.

“I think the matters that are well-documented and happened in the past don’t represent who this company is and the fact that we were founded to deal with the opioid epidemic and bring patients to treatment,” Crossley said.

Crossley first came to the company in 2012 when it was a division of Reckitt Benckiser. He led Indivior’s spin-off into the Chesterfield-based pharmaceutical company that it is today, later serving as CFO and now CEO of the company.

Crossley said the company is future-focused, with the example of the continued opioid epidemic.

“These are patients who everyone else left behind; this is a huge unmet need,” he continued.

Crossley said the company will be looking to broaden its portfolio, led by its chief scientific officer, Christian Heidbreder, who will evaluate new products. Extensions into stimulants like cocaine and an illicit drug like methamphetamine were mentioned as possible future areas of study.

The company is also proposing to round out the year with a U.S. stock listing. It is currently listed on the London Stock Exchange as its former title, Reckitt Benckiser, was based in the U.K.

sjones1@timesdispatch.com

(804) 649-6911

Twitter: @SeanJones_RTD

By Sean Jones

Sean Jones is a business reporter for the Richmond Times-Dispatch.

https://richmond.com/business/local/chesterfield-based-indivior-targets-spot-at-top-of-addiction-treatment-industry-carries-lingering -legal-troubles/article_0c681cb4-c89b-5bbe-abe4-ba2552dca59d.html

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